PRESS RELEASE

For immediate Release	September 17, 2003

BIOLASE Completes Amended Filings and Second Quarter Report

Deferred Revenue and Income Expected to Be Recaptured in the Third Quarter 2003

Company Current in SEC and Nasdaq Reporting Requirements

SAN CLEMENTE, Calif., Sept. 17 /PRNewswire-FirstCall/ — BIOLASE Technology, Inc. (Nasdaq: BLTIE-News), today filed an amended 10-K and 10-Qs to restate financials for prior periods to account for timing differences in revenue recognition. The Company also filed its quarterly report for June 30, 2003 which was delayed pending the amended filings.

As discussed in previous press releases, due to language in the Company’s purchase orders with its customers, the Company will recognize revenue for prior periods as well as the quarter ended June 30, 2003 primarily on a cash basis, as payments are received rather than when products are shipped. Beginning in the third quarter of 2003, the Company anticipates that it will once again recognize revenue upon shipment because it has changed the language in question in its purchase orders.

As a result, it also expects that the cumulative revenue deferred in the amended financials beginning in 2000 should reverse this year, mostly in the third quarter. This is expected to provide a one-time positive impact on revenue and earnings in the third quarter of 2003. The Company does not expect that this issue will affect revenue and earnings in the fourth quarter of this year and beyond.

The Company has filed an amended Form 10-K for December 31, 2002 restating revenues for the years 2000-2002. The Company has also filed amended Form 10-Qs for the quarters ended March 31, 2002 through March 31, 2003, and filed its Form 10-Q for the three months ended June 30, 2003.

A summary of the restatement is as follows:

Description	Year	As reported	Restated

Sales	2003 six months	$19,748,000	$19,557,000
Net income	2003 six months	$2,420,000	$2,193,000
Net income per share, diluted	2003 six months	$0.11	$0.10

Sales	2002	$29,199,000	$27,257,000
Net income	2002	$2,630,000	$1,498,000
Net income per share, diluted	2002	$0.12	$0.07

Sales	2001	$17,887,000	$16,546,000
Net loss	2001	$(408,000)	$(1,281,000)
Net loss per share	2001	$(0.02)	$(0.07)

Sales	2000	$9,657,000	$9,495,000
Net loss	2000	$(3,728,000)	$(3,789,000)
Net loss per share	2000	$(0.19)	$(0.20)

Jeffrey W. Jones, BIOLASE President and CEO, stated, “It is important to note that this adjustment affects the timing of revenue recognition but does not eliminate any sales or revenues. Our economic fundamentals have not been affected by this matter and we expect substantially all these deferred revenues will reverse back into sales and income in the third quarter in addition to our normal sales for the period. As we have stated before, we now look forward to completing the registration process for our public offering which was interrupted by this need to clarify our revenue recognition policy and practices.”

About BIOLASE

BIOLASE Technology, Inc. ( http://www.biolase.com ) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase system, is the best selling dental laser system. The Waterlase system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmile system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening. In May 2003, the company acquired the American Dental Laser product line, including the Diolase and Pulsemaster systems, which can be used for common soft tissue procedures.

Cautionary Statement

This press release may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements speak only as of the date hereof and are based upon the information available to us now. Such information is subject to change and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

The important factors which could cause actual results to differ materially from those in the forward-looking statements include, among others, a downturn or leveling off of demand for our products, the loss of a key distributor, the effectiveness of our expense and product cost control efforts, the availability and pricing of competing products and technologies, intellectual property disputes and other factors detailed in BIOLASE’s filings with the Securities and Exchange Commission including its prior filings on Form 10-K and Form 10-Q.

Company Contact	Investor Relations
Jeffrey W. Jones	Linda Decker or Christian Pflaumer
President & CEO	Porter, LeVay & Rose, Inc.
(949) 361-1200	212-564-4700
jjones@biolase.com	linda@plrinvest.com
christian@plrinvest.com